Exhibit 5

August 19, 2008

Biopure Corporation

11 Hurley Street

Cambridge, MA 02141

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a pre-effective amendment no. 1 to the registration statement on Form S-3 (the “Registration Statement”), filed today with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), for the registration for resale of an aggregate of 7,106,892 shares (the “Registered Shares”) of Class A common stock, $0.01 par value (“Common Stock”), of Biopure Corporation, a Delaware corporation (the “Company”). The Registered Shares consist of (i) 3,553,446 shares of Common Stock (the “Shares”) and 3,553,446 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of warrants (the “Warrants”) purchased pursuant to the Securities Purchase Agreement (the “Securities Purchase Agreement”) dated June 27, 2008 by and among the Company and the purchasers named therein.

In my capacity as General Counsel to the Company, I am familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and the Warrants, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, I have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to my satisfaction of such documents, corporate records and instruments, as I have deemed necessary or appropriate for purposes of this opinion.

In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all documents submitted to me as copies.

I am opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, including statutory and reported decisional law thereunder, and I express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is my opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable and that, when the Warrant Shares are issued out of the Company’s duly authorized Common Stock upon exercise of, and pursuant to the provisions of, the Warrants, and the Company has received the consideration therefore in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

I consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to me contained under the heading “Legal Matters”.

Very truly yours,

/s/ Jane Kober